Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The following description sets forth certain material terms and provisions of the securities of Crane Company (the “Company”) that are registered under Section 12 of the Securities Exchange Act of 1934, as amended. This description also summarizes certain relevant provisions of Delaware law. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of Delaware law, the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and the Company’s Amended and Restated By-laws (the “By-laws”), copies of which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this exhibit is a part. The Company encourages you to read the Certificate of Incorporation, the By-laws and the applicable provisions of Delaware law for additional information.

The Certificate of Incorporation authorizes the issuance of 205,000,000 shares of capital stock, of which 200,000,000 shares are designated as common stock, par value $1.00 (“Common Stock”), and 5,000,000 shares are designated as preferred stock, par value $.01 (“Preferred Stock”). As of March 29, 2023, 56,725,307 shares of Common Stock were issued and outstanding, and no shares of Preferred Stock were issued and outstanding.

Common Stock

Holders of Common Stock are entitled to cast one vote per share on all matters on which the Company’s stockholders are entitled to vote. The number of votes required to take action by the Company’s stockholders are as provided in the Delaware General Corporation Law (the “DGCL”), the Certificate of Incorporation or the By-laws. Holders of Common Stock do not have cumulative voting rights or preemptive, redemption, subscription or conversion rights. Holders of Common Stock are entitled to receive dividends when and as declared by the Company’s Board of Directors out of funds legally available for the payment thereof. Subject to any preferential rights that may be granted to holders of Preferred Stock, holders of Common Stock are entitled to share ratably in all assets of the Company that are legally available for distribution to its stockholders in the event of its liquidation or dissolution.

The Company’s Board of Directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to provide for the issuance of shares of Preferred Stock in one or more series. Each series of Preferred Stock will have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as will be determined by the Company’s Board of Directors. It is not possible to state the actual effect of the issuance of any shares of Preferred Stock upon the rights of holders of the Common Stock until the Company’s Board of Directors determines the specific rights of the holders of such Preferred Stock. However, the effects might include, among other things:

•	impairing the dividend rights of the Common Stock;

•	diluting the voting power of the Common Stock;

•	impairing the liquidation rights of the Common Stock; and

•	delaying, deferring or preventing a change in control.

Certain Corporate Anti-Takeover Provisions

The Certificate of Incorporation and the By-laws contain a number of provisions relating to corporate governance and to the rights of shareholders. Certain of these provisions may be deemed to have a potential “anti-takeover” effect by delaying, deferring or preventing a change of control of the Company. These provisions include the following:

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Preferred Stock. The Company’s Board of Directors has the authority to issue one or more series of Preferred Stock with voting rights and other powers as the Company’s Board of Directors may determine, as described above.

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Removal of Directors, Vacancies. Our stockholders are able to remove directors only by the affirmative vote of a majority of the voting power of the shares then entitled to vote at an election of directors. Vacancies on the Company’s Board of Directors may be filled only by the Company’s Board of Directors.

•	No Cumulative Voting. The Company’s stockholders do not have the right to cumulative votes in the election of directors.

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No Stockholder Action by Written Consent; Calling of Special Meetings of Stockholders. The Certificate of Incorporation and the By-laws do not permit stockholder action without a meeting by any consent in writing. The By-laws also provide that special meetings of the Company’s stockholders may be called only by the Company’s Board of Directors or the Chairman of the Company’s Board of Directors.

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Advance Notice Requirements for Stockholder Proposals and Director Nominations. The By-laws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the Company.

Delaware Law

The Company is subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless either the interested stockholder attained such status with the approval of our board of directors, the business combination is approved by our board of directors and stockholders in a prescribed manner or the interested stockholder acquired at least 85% of our outstanding voting stock in the transaction in which it became an interested stockholder. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person. This provision may discourage or prevent unsolicited tender offers for our outstanding common stock.

Effects of Authorized but Unissued Stock

Authorized but unissued shares of Common Stock and Preferred Stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the New York Stock Exchange. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and Preferred Stock could make more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise. In addition, if the Company issues Preferred Stock, the issuance could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.

Exclusive Forum

The By-laws provide that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for:

•	any derivative action or proceeding brought on behalf of the Company;

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any action asserting a claim of breach of a duty (including breach of any fiduciary duty) owed by any current or former director, officer, stockholder, employee or agent of the Company to the Company or the Company’s stockholders;

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any action asserting a claim against the Company or any current or former director, officer, stockholder, employee or agent of the Company arising out of or relating to any provision of the DGCL, the Certificate of Incorporation or the By-laws (each, as in effect from time to time); or

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any action asserting a claim against the Company or any current or former director, officer, stockholder, employee of agent of the Company governed by the internal affairs doctrine of the State of Delaware.

However, if the Court of Chancery of Delaware does not have subject matter jurisdiction, the sole and exclusive forum for such action or proceeding shall be any other state or U.S. federal court located within the State of Delaware, unless the Court of Chancery of Delaware (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. Further, the By-laws provide that, unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the U.S. federal district courts will be the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act.

Any person or entity holding, purchasing or otherwise acquiring any interest in shares of capital stock of the Company will be deemed to have notice of and have consented to this provision.

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock is Computershare Trust Company, N.A.

New York Stock Exchange Listing

Our common stock is currently not listed, but is expected to be listed on the New York Stock Exchange under the symbol “CR” following the spin-off transaction that is expected to be completed on or around April 3, 2023.

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